Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-264286, 333-25834, 333-227754, 333-227185, 333-206715) and Form S-8 (Nos. 333-265491, 333-237262, 333-213672, and 333-198122) of Independence Contract Drilling, Inc. (the “Company”), of our report dated February 28, 2024, relating to the consolidated financial statements and schedule of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

Houston, Texas

February 28, 2024